ELLENOFF GROSSMAN & SCHOLE LLP
150 EAST 42ND STREET
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
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www.egsllp.com

June 1, 2011

NAUTILUS MARINE ACQUISITION CORP.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece

Re:         Registration Statement of Nautilus Marine Acquisition Corp.

Ladies and Gentlemen:

We have acted as United States counsel to Nautilus Marine Acquisition Corp., a Marshall Islands corporation (the “Company”) in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of 6,900,000 units of the Company, including the underwriters over-allotment option (collectively the “Units”), with each Unit consisting of one share of common stock, par value $.0001 per share, of the Company (“Common Stock”) and one warrant to purchase one share of Common Stock (the “Warrant”). Such registration is pursuant to a Registration Statement on Form F-1 initially filed by the Company with the Commission on June 1, 2011 (as amended, the “Registration Statement”).  Additionally, the Company is providing to Maxim Group, LLC (“Maxim”) one (1) Unit Purchase Option (“Purchase Option”) pursuant to which Maxim shall have the right to purchase for its own account or that of its designees up to an aggregate of 150,000 Units (“PO Units”). The PO Units issuable upon exercise of the Purchase Option are identical to the Units. The Warrants included in the PO Units are referred to herein as “PO Warrants”).  This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           Units. When the Registration Statement becomes effective under the Securities Act of 1933 (the “Act”) and when the offering is completed as contemplated by the Registration Statement, such Units will be validly issued, fully paid and non-assessable, and will be legally binding obligations of the Company in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Exceptions”).

2.           Warrants. When the Registration Statement becomes effective under the Act, when the warrant agreement (the “Warrant Agreement”) is duly executed and delivered, when the Warrants underlying the Units are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered and paid for as part of the Units, as contemplated by the Registration Statement, such Warrants will be duly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

3.           Purchase Option. When the Registration Statement becomes effective under the Act, when the Purchase Option is duly executed and issued, delivered, sold and paid for, as contemplated by the Registration Statement, such Purchase Option will be validly issued, fully paid and non-assessable and will be a legally binding obligation of the Company in accordance with its terms, except as limited by the Exceptions.

4.           PO Units. When the Registration Statement has become effective under the Act, when such PO Units are duly executed and issued, delivered, sold and paid for upon exercise of the Purchase Option, as contemplated by the Purchase Option and the Registration Statement, such PO Units will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

5.           PO Warrants. When the Registration Statement becomes effective under the Act, when the Warrant Agreement is duly executed and delivered, when the PO Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the PO Units, as contemplated by the Purchase Option and the Registration Statement, the PO Warrants will be validly issued, fully paid and non-assessable, and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion expressed herein is limited to the internal laws of the State of New York. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  The opinion expressed herein is based upon the laws of the State of New York as in effect on the date hereof, and the effective date of the Registration Statement.  Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction (other than New York) are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP